As filed with the Securities and Exchange Commission on January 19, 2021

Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

___________________________

fOrm S-8

registration statement

under the securities act of 1933

___________________________

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0857886 (I.R.S. Employer Identification No.)
4201 Woodland Road P.O. Box 69 Circle Pines, Minnesota (Address of Principal Executive Offices)	55014 (Zip Code)

___________________________

Northern Technologies International Corporation

Amended and Restated 2019 Stock Incentive Plan

(Full title of the plan)

G. Patrick Lynch

President and Chief Executive Officer

Northern Technologies International Corporation

4201 Woodland Road

P.O. Box 69

Circle Pines, Minnesota, 55014

(Name and address of agent for service)

(763)-225-6637

(Telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402-3338

(612) 607-7000

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.02 per share	800,000 shares	$13.09	$10,472,000	$1,142.50

_________________

(1)	The number of shares stated above represents an increase in the total number of shares available for issuance under the Northern Technologies International Corporation Amended and Restated 2019 Stock Incentive Plan (the “Amended 2019 Plan”). 800,000 shares have been previously registered under a Registration Statement on Form S-8 (Reg. No. 333-229391), as adjusted to reflect a two-for-one stock split effected on June 28, 2019. In addition, the maximum number of shares that may be issued under the Amended 2019 Plan is subject to adjustment in accordance with certain provisions of the Amended 2019 Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Northern Technologies International Corporation 2019 Stock Incentive Plan (the “2019 Plan”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock, as reported by the Nasdaq Global Market on January 14, 2021.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) of Northern Technologies International Corporation (the “Company” or the “Registrant”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 800,000 shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”), issuable pursuant to awards granted under the Northern Technologies International Corporation Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”). This share increase was approved by the Company’s board of directors on November 6, 2020 and by the Company’s stockholders at an annual meeting of stockholders held on January 15, 2021. The Company previously filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (Reg. No. 333-229391) to register the initial 800,000 shares of Common Stock available for issuance under the 2019 Plan, as adjusted to reflect a two-for-one stock split effected on June 28, 2019. The contents of such prior Registration Statement, with the exception of Items 3 and 8 of Part II of such prior Registration Statement, are hereby incorporated by reference.

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC:

(a)	The Company’s Annual Report on Form 10-K for the year ended August 31, 2020 filed with the SEC on November 13, 2020 (File No. 001-11038);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2020 filed with the SEC on January 8, 2021 (File No. 001-11038);

(c)	The Company’s Current Report on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on December 29, 2020 and January 15, 2021 (File No. 001-11038);

(d)	The Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2021 Annual Meeting of Stockholders held on January 15, 2021 filed with the SEC on November 30, 2020 (File No. 001-11038); and

(e)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description (File No. 001-11038).

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Northern Technologies International Corporation (Incorporated by reference to Exhibit 3.1 to NTIC’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009 (File No. 001-11038))

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Northern Technologies International Corporation dated January 16, 2018 (Incorporated by reference to Exhibit 3.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 16, 2018 (File No. 001-11038))

3.3	Certificate of Validation dated January 18, 2019 relating to Certificate of Amendment to the Restated Certificate of Incorporation of Northern Technologies International Corporation dated January 16, 2018 (Incorporated by reference to Exhibit 3.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 25, 2018 (File No. 001-11038))

3.4	Amended and Restated Bylaws of Northern Technologies International Corporation (Incorporated by reference to Exhibit 3.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 24, 2008 (File No. 001-11038))

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of Common Stock being registered (Filed herewith)

23.1	Consent of Baker Tilly US, LLP (Filed herewith)

23.2	Consent of Fox Rothschild LLP (Included within the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (Included on signature page to this Registration Statement)

99.1	Northern Technologies International Corporation Amended and Restated 2019 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 15, 2021 (File No. 001-11038))

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Circle Pines, State of Minnesota, on January 19, 2021.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By: /s/ G. Patrick Lynch
G. Patrick Lynch
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Northern Technologies International Corporation hereby severally constitute and appoint G. Patrick Lynch and Matthew C. Wolsfeld, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ G. Patrick Lynch	President and Chief Executive Officer and Director (principal executive officer)	January 19, 2021
G. Patrick Lynch
/s/ Matthew C. Wolsfeld	Chief Financial Officer and Secretary (principal financial and accounting officer)	January 19, 2021
Matthew C. Wolsfeld

/s/ Richard J. Nigon	Chairman of the Board	January 19, 2021
Richard J. Nigon

/s/ Nancy E. Calderon	Director	January 19, 2021
Nancy E. Calderon
/s/ Sarah E. Kemp	Director	January 19, 2021
Sarah E. Kemp

/s/ Soo Keong Koh	Director	January 19, 2021
Soo Keong Koh

/s/ Sunggyu Lee, Ph.D.	Director	January 19, 2021
Sunggyu Lee, Ph.D.

/s/ Ramani Narayan, Ph.D.	Director	January 19, 2021
Ramani Narayan, Ph.D.

/s/ Konstantin von Falkenhausen	Director	January 19, 2021
Konstantin von Falkenhausen